Exhibit 99.1

Contact:	Paul Adams Corporate Communications 410-470-4167 paul.adams@constellation.com	FOR IMMEDIATE RELEASE

EXELON ANNOUNCES OUTCOME OF 2016-2017 MISO AUCTION

Clinton nuclear plant clears auction, but still faces retirement unless policy and market reforms are implemented

CHICAGO (April 15, 2016) — Exelon Corporation (NYSE: EXC) today announced that its Clinton nuclear plant cleared in the 2016-2017 MISO capacity auction and is committed to operate through May 31, 2017, consistent with its decision last fall to operate the plant for one additional year. However, the plant continues to lose money and will have to be shut down unless a combination of market and energy policy reforms are implemented to level the playing field for all zero carbon resources and recognize nuclear energy for its environmental, economic, rate stability and reliability benefits. A decision on the future operations of the plant will be announced this year.

“Without urgent action on the policy front, we will have no choice but to prepare for a potential early retirement in the face of continued financial losses at our Clinton nuclear plant,” said Chris Crane, Exelon president and CEO. “The loss of this plant would have significant economic impacts on southern Illinois and erase the environmental benefits equal to 80 percent of the wind installed in Illinois, making it significantly harder and more expensive for the state to meet its carbon reduction goals.”

Exelon is committed to working with state lawmakers and other stakeholders to design comprehensive energy legislation that would promote clean energy and advance development of the next-generation power grid.

An analysis conducted by the state of Illinois found that closing Clinton would cause wholesale energy prices to rise by $236 million to $341 million annually for families and businesses in the region. These cost increases do not include hundreds of millions of dollars that would need to be spent on new transmission lines. The report also found that allowing Clinton to shut down would result in the loss of almost 1,900 direct and indirect jobs and raise carbon emissions in Illinois by almost 8 million metric tons per year, the equivalent of putting more than 1.7 million cars on the road. The analysis concludes that the societal cost of the increased emissions would be almost $4 billion between 2020 and 2029.

MISO holds a capacity auction annually to ensure enough power generation resources are available to meet demand in its region covering southern Illinois and much of the Midwest. The next auction for planning year 2017-2018 will be held in late March 2017.

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Exelon Corporation (NYSE: EXC), now including the Pepco Holdings utilities, is the nation’s leading competitive energy provider, with 2015 revenues of approximately $34.5 billion. Headquartered in Chicago, Exelon does business in 48 states, the District of Columbia and Canada. Exelon is one of the largest competitive U.S. power generators, with more than 32,700 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Exelon’s six utilities deliver electricity and natural gas to approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Follow Exelon on Twitter @Exelon.

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